Registration No. 333-38230
================================================================================

Prospectus Supplement
(To Prospectus dated May 31, 2000 as amended in relevant part by the Prospectus dated April 13, 2001)
Pursuant to Rule 424(b)(2)
Registration No. 333-38230

                                2,244,783 SHARES


                           COLUMBIA LABORATORIES, INC.



                                  COMMON STOCK



We are offering an aggregate of 2,244,783 shares of our common stock directly to the investors set forth in the section captioned "Plan of Distribution" of this prospectus supplement (collectively, such investors are referred to as the "Investors") at a price of $11.70 per share pursuant to this prospectus supplement. We will receive gross proceeds of $26,263,961 before deducting our expenses of the offering.

We have entered into purchase agreements with the Investors pursuant to which we will issue and sell the shares of common stock being sold under this prospectus supplement.

Each Investor may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profits on the sale of the shares of our common stock by such Investor and any discounts, commissions or concessions received by such Investor may be deemed to be underwriting discounts and commissions under the Securities Act.

Our common stock trades on the American Stock Exchange under the symbol "COB." On July 23, 2003, the last reported sale price of the common stock on the AMEX was $12.59 per share.

The securities we offer involve a high degree of risk, which we describe in the "Risk Factors" section beginning on Page S-8 of this Prospectus Supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             The date of this prospectus supplement is July 23, 2003

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT



                                                                    PAGE
                                                                    ----
About This Prospectus Supplement.....................................S-2
Prospectus Supplement Summary........................................S-2
The Offering.........................................................S-7
Risk Factors.........................................................S-8
Forward-Looking Information..........................................S-14
Use Of Proceeds......................................................S-15
Plan Of Distribution.................................................S-15
Where You Can Find More Information..................................S-16



                                   PROSPECTUS


                                                                   PAGE
                                                                   ----
About this Prospectus................................................1
Prospectus Summary...................................................1
Risk Factors.........................................................5
Forward-Looking Information..........................................11
Where You Can Find More Information..................................12
Use of Proceeds......................................................13
Description Of Capital Stock.........................................14
Plan Of Distribution.................................................18
Legal Matters........................................................19
Experts..............................................................19




      No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      This prospectus supplement is a supplement to the prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of our common stock up to an aggregate amount of $75,000,000 of which this offering is part. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes certain of the information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading "Where You Can Find More Information" before investing in our common stock.



                          PROSPECTUS SUPPLEMENT SUMMARY

      Because this is a summary, it does not contain all the information about Columbia Laboratories, Inc. that may be important to you. To understand the specific terms of the securities, you should read this prospectus supplement and the accompanying prospectus carefully. You should also carefully read the section entitled "Risk Factors" in this prospectus supplement and the documents identified under the caption "Where You Can Find More Information."

      We are currently engaged in the research and development and commercialization of women's health care and endocrinology products, including those intended to treat infertility, endometriosis and hormonal deficiencies. We have developed products for vaginal delivery of hormones and other drugs and buccal delivery of hormones and peptides. The vaginal products adhere to the vaginal epithelium and the buccal products adhere to the mucosal membrane of the gum and cheek. Both forms provide sustained and controlled delivery of active drug ingredients into the bloodstream. This delivery system is particularly useful for active drug ingredients that cannot be ingested.

      All formulated products utilize the Bioadhesive Delivery System ("BDS") consisting principally of a polymer, polycarbophil and an active ingredient. The BDS is based upon the principle of bioadhesion, a process by which the polymer adheres to epithelial surfaces or mucosa. The polymer remains attached to epithelial surfaces or mucosa and is discharged upon normal cell turnover, a physiological process that, depending upon the area of the body, occurs every 12 to 72 hours. This extended period of attachment permits the BDS to be utilized in products when extended duration of effectiveness is desirable or required.

      We have focused on women's health care because of the significant number of women whose health and hygiene needs have not been met by available products and because we have found vaginal delivery to be particularly effective. We have also found buccal delivery to be advantageous for products for both men and women. We intend to continue to develop products that improve the delivery of previously approved and marketed drugs that cannot be ingested.

      Our first prescription drug utilizing the Bioadhesive Delivery System was a sustained release, vaginally delivered, natural progesterone product. Progesterone is a hormone manufactured by a woman's ovaries in the second half of the menstrual cycle. Crinone(R) is the brand name of our progesterone gel sold by Ares Trading S.A. ("Serono") under a worldwide license. Prochieve(TM) is the brand name of the same progesterone gel that we sell in the United States under a June 2002, sublicense from Serono pursuant to its worldwide license to Crinone. Crinone/Prochieve is a sustained release, vaginally delivered, natural progesterone product. Progesterone is responsible for preparing the uterus for pregnancy and, if pregnancy occurs, maintaining it until birth, or if pregnancy does not occur, inducing menstruation. The product utilizes the Company's patented BDS which enables the progesterone to achieve a "First Uterine Pass Effect"(C). The product is available in two strengths, an 8% progesterone gel and a 4% progesterone gel. It is the first product designed to deliver progesterone directly to the uterus, thereby providing a therapeutic benefit and avoiding high blood levels of progesterone seen with orally-delivered synthetic progestins.

      Crinone/Prochieve in the 8% progesterone gel is approved in the United States for use in progesterone supplementation or replacement as part of an Assisted Reproductive Technology (ART) treatment for infertile women with progesterone deficiency. Crinone/Prochieve in both the 8% and 4% progesterone gels are approved in the United States for the treatment of secondary amenorrhea (loss of menstrual period). The most common side effects of
 Crinone/Prochieve 8% include breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. The most common side effects of Crinone/ Prochieve 4% when used in combination with estrogen include cramps, fatigue, depression, emotional lability, sleep disorder, and headache. Crinone/Prochieve is contraindicated in patients with current or past thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs. Crinone was first marketed in the United States in 1997. Prochieve was first marketed in the United States in September 2002.

      Outside the United States, Crinone has been approved for marketing for one or more medical indications in more than 28 countries. The medical indications include progesterone supplementation or replacement as part of an ART treatment for infertile women, the treatment of secondary amenorrhea, the prevention of hyperplasia in post-menopausal women receiving hormone replacement therapy ("HRT"), the reduction of symptoms of premenstrual syndrome ("PMS"), menstrual irregularities, dysmenorrhea and dysfunctional uterine bleeding. Prochieve is not marketed outside the United States.

      In April 2001, we initiated a voluntary recall of batches of Crinone that were affected by a drug application problem that could cause the consistency of the gel to change over time. Investigations confirmed that the problem with the affected batches posed no safety risk to patients and that the active ingredient of the product was still effective. In connection with the recall, we halted further shipments of Crinone to our distributor, Serono, pending our revalidation of the manufacturing process. In August 2001, Serono filed a lawsuit in the Supreme Court of the State of New York (the "Action") naming us as defendant. The Action set forth claims for an alleged breach of contract for failure to supply Crinone in accordance with the supply agreement between the parties. In November 2001, we filed counterclaims against Serono. In June 2002, we reached a settlement with Serono. The companies agreed to release all claims against each other. Under the terms of the settlement, we sublicensed rights to market a second brand of our 8% and 4% progesterone gel products under the brand name, Prochieve, to a defined audience of obstetricians, gynecologists and primary care physicians in the United States. Serono agreed not to market Crinone to that audience, and we agreed not to market Prochieve to fertility specialists in the United States.

      Our research in endocrinology has also led to the development of a physiologic testosterone bioadhesive buccal product, Striant(TM) (testosterone buccal system) mucoadhesive, aimed at treating low testosterone levels in men ("hypogonadism"). Hypogonadism can be caused by conditions associated with the testes, pituitary gland or hypothalamus gland, or by a genetic disorder. Signs and symptoms of hypogonadism can include decreased libido (sexual desire), erectile dysfunction (ED), fatigue, depression, reduced muscle mass, and osteoporosis. Testosterone replacement therapy helps to provide and maintain normal levels of testosterone. It is estimated that hypogonadism affects between four and five million men in the United States, approximately one million of whom currently receive treatment. Patients have been treated with transdermal patches, topical gels or injectable formulations of testosterone.

      Striant(TM) utilizes our Bioadhesive Delivery System, including our patented progressive hydration buccal technology to deliver testosterone via the buccal cavity twice daily. The controlled- and sustained-release buccal testosterone product (which has the appearance of a small monoconvex tablet) acts by rapidly adhering to the buccal mucosa, the small, natural depression in the mouth where the gum meets the upper lip above the incisor teeth. As it is exposed to saliva the product softens into a gel-like form which remains comfortably in place over each 12-hour dosing period. The product delivers testosterone through the buccal mucosa, where it is absorbed into the bloodstream and delivered directly into the superior vena cava (major blood vessel), bypassing the gastrointestinal system and liver. One dose twice a day, in the morning and in the evening, maintains consistent physiologic levels of testosterone. Because Striant is available in a single strength, no dose titration is required.

      On June 19, 2003, the U.S. Food and Drug Administration (FDA) approved Striant(TM) for testosterone replacement therapy in men for conditions associated with a deficiency or absence of endogenous testosterone, including hypogonadism. The Striant approval provides the first commercial opportunity for this buccal delivery platform which may be used to deliver other previously approved and marketed drugs that cannot be ingested.

      The clinical data supporting the FDA approval of Striant were generated from a 12-week U.S. multicenter, open-label, single arm trial that evaluated the efficacy, safety and tolerability of Striant in 98 hypogonadal men. Of the 82 patients who completed the trial, 86.6 percent had an average testosterone concentration within the normal (physiologic) range at the end of 12 weeks. Responding patients remained in the normal range for 76 percent of the time. Striant was also evaluated in a seven-day, multicenter, open-label European parallel trial with 29 patients receiving Striant. At the conclusion of this shorter trial, 96.6 percent of Striant(TM) patients had an average testosterone concentration within the normal range, and responding patients remained in the normal range for 84 percent of the time. The novel buccal delivery was well accepted by patients in these clinical studies.

      In the U.S. pivotal trial involving 98 patients, the most frequent adverse events that occurred with Striant(TM) at an incidence of 1% or greater which were possibly, probably, or definitely related to the use of Striant(TM) were: gum or mouth irritation (9.2%), bitter taste (4.1%), gum pain (3.1%), gum tenderness (3.1%), headache (3.1%), gum edema (2.0%), and taste perversion (2.0%). A total of 16 patients reported 19 gum-related adverse events. Of these, ten patients (10.2%) reported 12 events of mild intensity, four patients (4.1%) reported 5 events of moderate intensity, and two patients (2.0%) reported 2 events of severe intensity. Four patients (4.1%) discontinued treatment with Striant(TM) due to gum or mouth-related adverse events including two with severe gum irritation, one with mouth irritation, and one with "bad taste in mouth." The majority of the gum -related adverse events were transient and resolve within 1 to 14 days. Patients on Striant(TM) should be advised to regularly inspect the gum region where they apply Striant(TM) and report any abnormality to their health care professional. Striant(TM) is not indicated for women and must not be used in women. Testosterone supplements may cause fetal harm. Striant(TM) should also not be used in patients with known hypersensitivity to any of its ingredients, including testosterone USP that is chemically synthesized from soy. Furthermore androgens generally are contraindicated in men with carcinoma of the breast or known carcinoma of the prostate. Also, edema with or without congestive heart failure may be a serious complication in patients with preexisting cardiac, renal, or hepatic disease. In addition to discontinuation of the drug, diuretic therapy may be required. Gynecomastia frequently develops and occasionally persists being treated with androgens for hypogonadism. The treatment of hypogonadal men with testosterone esters may potentiate sleep apnea in some patients especially those with risk factors such as obesity or chronic lung diseases. Geriatric patients treated with androgens may be at an increased risk for the development of prostatic hyperplasia and prostatic carcinoma. In diabetic patients, the metabolic effects of androgens may decrease blood glucose and, therefore, insulin requirements.

      On December 3, 2002, we announced a submission for marketing approval to the United Kingdom Medicines Control Agency for Striant. Under current regulations, approval of Striant(TM) in the U.K is anticipated in the second half of 2003. Initial regulatory approval of the U.K. application will be the basis for mutual recognition applications to be filed in the rest of Europe. In October, 2002, we executed a license and supply agreement for Striant(TM) with Ardana Bioscience, Ltd., Edinburgh, UK, for eighteen European countries (excluding Italy). Under the terms of the agreement, Ardana will market, distribute and sell Striant(TM). In exchange for these rights, we will receive total payments of $8 million, including $4 million in signature and milestone fees received in the fourth quarter of 2002. Additional milestone payments totaling $2 million are due upon marketing approvals in major European countries included in the agreement. A performance payment of $2 million is also due upon achievement of a certain level of sales. Ardana will purchase its requirements of product from us during the term of the agreement. On June 9, 2003, we announced that we executed a distribution agreement for Striant(TM) with Mipharm, S.p.A., Milan, Italy. Under the terms of the agreement, Mipharm will market, distribute and sell Striant(TM) in Italy. In exchange for these rights we will receive upfront and milestone payments of $1.4 million.

      In addition to our prescription products, we have produced through contract manufacturers three over-the-counter products for sales by us or our licensees: Advantage-S(R) Bioadhesive Contraceptive Gel for the prevention of pregnancy; Replens(R) Vaginal Moisturizer, which replenishes vaginal moisture on a sustained basis and relieves the discomfort associated with vaginal dryness; and RepHresh(TM) Vaginal Gel, which maintains physiologic vaginal pH and eliminates vaginal odor.

      We have marketed Advantage-S in the United States since July 1998 pursuant to FDA's ongoing review of over-the-counter drug products, including spermicidal products like Advantage-S that contain the active ingredient nonoxynol-9. Among Advantage-S benefits is that it utilizes the Company's BDS, which enables the nonoxynol-9 to adhere to the cervix and permits formulation of the product with the lowest dose of nonoxynol-9 of all products on the market. The product is also sold in Canada by a licensee under the brand name, Advantage-24.

      Replens was the first product utilizing the BDS. In May 2000, the Company sold the U.S. rights for Replens to Lil' Drug Store Products, Inc. for $4.5 million. Additionally, Lil' Drug Store agreed to pay future royalties of up to $2 million equal to 10% of future U.S. Replens sales. We have licensed and supply Replens to other companies in certain countries outside the United States

      RepHresh uses the Company's BDS and adheres to the epithelial cells of the vaginal lining for 3 to 5 days. RepHresh works by maintaining vaginal pH in the normal physiologic range of 4.5 or below. It is available in convenient pre-filled disposable applicators. RepHresh is also sold by a licensee in Italy under the brand name Miphil.

      In July 2002, we concluded agreements with PharmaBio Development, Inc. and Innovex LP, both of which are affiliates of Quintiles Transnational Corp. Under the terms of the Innovex agreement, Innovex provided a dedicated team of 55 sales representatives on a fee-for-service basis to commercialize the Company's women's healthcare products, i.e., Prochieve 8%, Prochieve 4%, Advantage-S, and RepHresh in the United States. The sales force was recruited and trained in August and September 2002, and it began in October 2002 to call on a targeted list of approximately 10,000 obstetricians and gynecologists to encourage prescriptions and product recommendations for Prochieve 8%, Advantage-S, and RepHresh. The sales force began sales efforts for Prochieve 4% in April, 2003. In a second agreement dated July 2002, Quintiles' strategic investment group, PharmaBio Development, agreed to pay $4.5 million, to be paid in four equal quarterly installments commencing third quarter 2002, for the right to receive a 5% royalty on the net sales of our women's healthcare products in the United States for five years beginning in the first quarter of 2003. The royalty payments are subject to minimum ($8 million) and maximum ($12 million) amounts. We are also required to maintain a minimum number of sales representatives to promote the products.

      In March 2003, we concluded agreements with PharmaBio Development, Inc., and Innovex LP, to commercialize Striant(TM) in the United States. Under the terms of the agreements, Quintiles' strategic investment group, PharmaBio Development, Inc., will invest $15 million to be paid to us over a 15-month period which began with the signing of the agreement. In return, PharmaBio will receive a 9% royalty on net sales of Striant(TM) in the United States up to agreed levels of annual sales revenues, and a 4.5% royalty of net sales above those levels. The royalty term is seven years. Royalty payments will commence with the launch of Striant(TM) and are subject to minimum ($30 million) and maximum ($55 million) amounts. We will be responsible for product distribution, regulatory and medical affairs, marketing and manufacturing. We are also required to maintain a minimum number of sales representatives to promote the products. Quintiles' commercialization unit, Innovex LP, will provide a dedicated team of as many as 75 sales representatives for a two-and-a-half year term. Following the FDA approval of Striant(TM) on June 19, 2003, we began to hire these new sales representatives and to expand our overall sales force to 135 professionals who will add endocrinologists, urologists and a select group of primary care physicians to their current target list of obstetricians and gynecologists. Distribution, managed care and thought leader programs for Striant (TM) were initiated following approval, with full promotional programs to begin during third quarter, 2003.

      In December, 2002, we announced a development and license agreement with Ardana Bioscience, Ltd., for our terbutaline vaginal gel product for the treatment of infertility, dysmenorrhea and endometriosis. We received a payment of $250,000 upon signing of the agreement, and will receive an additional $250,000 upon successful completion of the Phase II clinical trial. Under the terms of the agreement, the companies will work together to progress the product through clinical trials and applications for regulatory approvals. We will have the right to market the product in North America and Ardana will have rights focused in Europe. The parties would share equally in proceeds from licensing and distribution of the product in the rest of the world.

      We are also developing a lidocaine vaginal gel that utilizes our BDS and is designed as a potential treatment for dysmenorrhea and gynecologic pain. We have completed the development work on this product and are in the final stages of a critical pilot trial in Europe. Results from this trial will guide the Phase III program. We believe that this product will offer a new and novel approach to treating women who suffer from these painful conditions.

      We have also completed a program that demonstrates that the BDS can deliver therapeutic doses of the peptide, desmopressin, for extended periods of time. Based on these positive results, we have initiated partnering discussions related to a desmopressin buccal tablet.

      We can give you no assurance that we will be successful in formulating new products, that we will be able to show clinical effects or that we will be able to obtain regulatory approval in the United States or other countries, or that we will be successful in introducing them into the market if and when we obtain approval.

      Our principal executive offices are located at:

      354 Eisenhower Parkway
      Livingston, New Jersey 07039
      Tel: (973) 994-3999

      Our subsidiaries, all of which are wholly-owned, are Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA, Columbia Laboratories (UK) Limited, and Columbia Research Laboratories, Inc.

                                  THE OFFERING

Issuer:                             Columbia Laboratories, Inc.

Common Stock Offered:               2,244,783 shares.

Price per Share:                    $11.70

Common Stock Outstanding
After This Offering:                39,250,756 shares.


Use of Proceeds:

                                    We will use the proceeds for
                                    general corporate purposes,
                                    which may include working
                                    capital, funding our
                                    operating losses, capital
                                    expenditures and operating
                                    expenses .

Rights of Holders of Common Stock:

                                    Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except those matters that are submitted solely to a vote of the holders of preferred stock. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors. We do not anticipate paying dividends on the common stock for the foreseeable future.

American Stock Exchange Symbol:     COB

                                  RISK FACTORS

      You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment in the common stock. Any one or a combination of these risk factors may have a material adverse effect on Columbia.

OUR HISTORY OF LOSSES AND OTHER FACTORS MAY RESULT IN A SHORTAGE OF WORKING CAPITAL FOR OUR OPERATIONS. WE CANNOT ASSURE YOU THAT FUNDS GENERATED FROM OPERATIONS WILL BE SUFFICIENT TO ACHIEVE OUR PLANS.

      For the fiscal year ended December 31, 2002, we had a net loss of $16.8 million, and a net loss of $4.7 million for the quarter ended March 31, 2003. Our losses in 2002 were primarily the result of research and development activities, the cost of the settlement of the Serono litigation and the costly startup of commercialization activities for our women's healthcare products, including the 55 person sales force under our fee for service agreement with Innovex. Our losses in the quarter ended March 31, 2003, were the result of a lack of sufficient sales to reach the break-even point. If we are unable to successfully market our women's healthcare products, particularly Prochieve 8%, and successfully launch Striant(TM) and otherwise increase sales of our products, we may not have sufficient funds to continue operations unless we are able to raise additional funds from sales of securities or otherwise. We cannot assure you that any additional financing will be available to us on acceptable terms, if at all.

THE FAILURE TO SUCCESSFULLY PROMOTE OUR PRODUCTS OR THE FAILURE TO SUCCESSFULLY COMMERCIALIZE THEM COULD ADVERSELY AFFECT OUR CASH FLOW.

      We have entered into agreements with other companies for the distribution and marketing of Crinone(R) and some of our over-the-counter products in the United States and several foreign countries, and we promote Prochieve(TM), RepHresh(TM) and Advantage-S(R) and will soon launch Striant(TM) on our own behalf. Our success is dependent to a great extent on our marketing efforts and those of our distribution and marketing partners. Our failure to successfully market our products could have a material adverse effect on our cash flow.

      As previously disclosed, we entered into an agreement with Innovex to identify, hire, help train and deploy a full time, 55-person sales force to sell Prochieve(TM), Advantage-S(R) and RepHresh(TM) to a targeted list of obstetricians and gynecologists in the United States, and a second agreement on similar terms for an approximately 75-person sales force to sell Striant(TM) to a target list of urologists, endocrinologists and primary care physicians in the United States. We have recently expanded from our original 55 person sales force to a 135 person sales force, but we cannot assure you that our Innovex sales force will be successful in promoting Striant(TM), Prochieve(TM), Advantage-S(R), and RepHresh(TM).

      Also as previously disclosed, in July 2002 and March 2003, we entered into agreements with PharmaBio Development, Inc. under which we received upfront money paid in quarterly installments in exchange for royalty payments on our women's healthcare products and Striant(TM), respectively. Royalty payments are owed to PharmaBio for a fixed period of time. The royalty payments are subject to minimum and maximum amounts and the minimum amounts are in excess of the amount to be received by us. Our failure to successfully market our products could have a material adverse effect on our ability to pay the minimum amounts.

WE FACE SIGNIFICANT COMPETITION FROM PHARMACEUTICAL AND CONSUMER PRODUCT COMPANIES, WHICH MAY ADVERSELY IMPACT OUR MARKET SHARE.

      We and our partners operate in or intend to enter intensely competitive markets. We compete against established pharmaceutical and consumer product companies that market products addressing similar needs. In addition, numerous companies are developing, or in the future may develop, enhanced delivery systems and products that compete with our present and proposed products. Some competitors have greater financial, research and technical resources. These competitors may also have greater marketing capabilities, including the resources to implement extensive advertising campaigns. It is possible that we may not have the resources to withstand these and other competitive forces. As a result, we may lose market share.

      Crinone(R)/Prochieve(TM), although a natural progesterone product, competes in markets with other progestins, both synthetic and natural, which may be delivered orally, by injections or by suppositories. Some of the more successful orally dosed products include Provera(R) marketed by Pfizer, Prometrium(R) marketed by Solvay Pharmaceuticals, and Prempro(R) and Premphase(R) marketed by Wyeth. Advantage-S and RepHresh also compete against numerous products in their respective categories of spermicidal contraceptives and feminine hygiene products. Striant(TM) will compete against other testosterone products that can be delivered by injections, transdermal patches and transdermal gels. Some of the more successful testosterone products include AndroGel(R) (testosterone gel) marketed by Unimed Pharmaceuticals, Inc. and Androderm(R) (testosterone transdermal system) marketed by Watson Pharma, Inc.

STEPS TAKEN BY US TO PROTECT OUR PROPRIETARY RIGHTS MIGHT NOT BE ADEQUATE, IN WHICH CASE COMPETITORS MAY INFRINGE ON OUR RIGHTS OR DEVELOP SIMILAR PRODUCTS.

      Our success and ability to compete is partially dependent on our proprietary technology. We rely primarily on a combination of U.S. patents, trademarks, copyrights, trade secret laws, third-party confidentiality and nondisclosure agreements and other methods to protect our proprietary rights. The steps we take to protect our proprietary rights, however, may not be adequate. Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. Moreover, we may not be able or willing, for financial, legal or other reasons, to enforce our rights. To date, we have never been a party to a proprietary rights action.

      Even though we have patents covering our Bioadhesive Delivery System, other companies may independently develop or obtain patent or similar rights to equivalent or superior technologies or processes. Additionally, although we believe that our patented technology has been independently developed and does not infringe on the patents of others, we cannot assure you that our technology does not and will not infringe on the patents of others. In the event of infringement, we may be required to modify our technology or products, obtain licenses or pay license fees. We may not be able to do so in a timely manner or upon acceptable terms and conditions. This may have a material adverse effect on our operations.

      We have filed the following as trademarks in countries throughout the world:

     o    "Advantage-S"

     o    "Advantage-24"

     o    "Advantage-LA"

     o    "Crinone"

     o    "Chronodyne"

     o    "Prochieve"

     o    "Replens"

     o    "RepHresh"

     o    "RepHresh Vaginal Gel"

     o    "Striant"


      These trademarks, however, may not afford us adequate protection or we may not have the financial resources to enforce our rights under these trademarks.

OUR DEPENDENCE ON A PRINCIPAL SUPPLIER MAY LIMIT OUR ABILITY TO SECURE NECESSARY MATERIALS.

      Medical grade, cross-linked polycarbophil, the polymer used in our products using our Bioadhesive Delivery System, is currently available from only one supplier, Noveon, Inc. We believe that Noveon will supply as much of the material as we require because our products rank among the highest value-added uses of the polymer. In the event that Noveon cannot or will not supply enough of the product to satisfy our needs, we will be required to seek alternative sources of polycarbophil. We cannot assure you that an alternative source of polycarbophil can be obtained or that it can be obtained on satisfactory terms.

WE DEPEND UPON THIRD PARTY DEVELOPERS AND MANUFACTURERS WHO MAY NOT BE ABLE TO MEET OUR FUTURE NEEDS.

      We rely on third parties to develop and manufacture our products. These third parties may not be able to satisfy our needs in the future. The failure to develop new products or delays in development of our products could have a material adverse effect on our business. This reliance on third parties could have an adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis.

THE DEVELOPMENT OF NEW PHARMACEUTICAL PRODUCTS IS UNCERTAIN AND SUBJECT TO A NUMBER OF SIGNIFICANT RISKS.

      Some of our pharmaceutical products are in various stages of development and will require significant research and development efforts before we can sell them. These efforts include extensive clinical testing, during which the products may be found to be ineffective.

DELAYS OR FAILURE IN OBTAINING REGULATORY APPROVALS MAY DELAY OR PREVENT MARKETING OF THE PRODUCTS THAT WE ARE DEVELOPING. DELAYS IN THE MARKETING OR FAILURE TO MARKET OUR PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      Nearly every aspect of the development, manufacture and commercialization of our pharmaceutical products is subject to time consuming and costly regulation by various governmental entities, including:

     o    the Food and Drug Administration;

     o    the Drug Enforcement Administration;

     o    the Federal Trade Commission;

     o    applicable state agencies; and

     o applicable regulatory agencies in those foreign countries where our products are manufactured or distributed.

      As in the United States, almost all foreign countries require pre-marketing approval by health regulatory authorities. Requirements for approval differ from country to country and involve different types of testing. There can be substantial delays in obtaining, or failures to obtain, required approvals from regulatory authorities. Even after approvals are obtained, there can be further delays encountered before the products become commercially available. These failures or delays can have material adverse effects on our business and prospects. We have made a submission for marketing approval to the United Kingdom Medicines and Healthcare Products Regulatory Agency for Striant(TM). Under current regulations, approval of Striant(TM) in the U.K is anticipated in the second half of 2003. Initial regulatory approval of the U.K. application will be the basis for mutual recognition applications to be filed in the rest of Europe. We can give no assurance that we will be successful in obtaining regulatory approval of Striant in the U.K.

OUR CURRENT INSURANCE COVERAGE COULD BE INSUFFICIENT. PRODUCT LIABILITY CLAIM AWARDS IN EXCESS OF OUR INSURANCE COVERAGE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      Due to the nature of our business, we may be exposed to product liability claims by consumers. Although we presently maintain product liability insurance coverage in the amount of $15 million, this may not be sufficient to cover all possible liabilities. An award against us in an amount greater than our insurance coverage could have a material adverse effect on our operations.

      Some food and drug retailers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for retail distribution. Our failure to satisfy insurance requirements could limit our ability to achieve broad retail distribution of our products. This could have a material adverse effect upon our business and financial condition.

UNDETECTED PROBLEMS WITH OUR PRODUCTS COULD HARM OUR BUSINESS.

      We employ various quality control measures in our efforts to ensure that our products conform to their intended specifications and standards proscribed by applicable governmental regulations. However, notwithstanding our efforts, our products or ingredients we purchase from our suppliers for inclusion in our products may contain undetected defects or non-conformities with specifications. Such defects or non-conformities could compel us to recall the affected product, make changes to or restrict distribution of the product or take other remedial actions. The occurrence of such events may harm our relations with, or result in the loss of, customers, injure our reputation, impair market acceptance of our products, harm our financial results and, in certain circumstances, expose us to product liability or other claims.

THE LOSS OF OUR KEY EXECUTIVES COULD HAVE A SIGNIFICANT IMPACT ON OUR COMPANY.

      Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly G. Frederick Wilkinson, our President and Chief Executive Officer. We have entered into an employment agreement with Mr. Wilkinson, which expires in April, 2004. The loss of services of these persons could have a material adverse effect on our business and prospects.

OUR ABILITY TO USE NET OPERATING LOSS CARRYFORWARDS COULD BE REDUCED OR LOST. THIS COULD ADVERSELY AFFECT OUR NET INCOME AND CASH FLOW.

      As of March 31, 2003, we had certain net operating loss carryforwards that may be used to reduce our future U.S. federal income tax liabilities. Our ability to use these loss carryforwards to reduce our future U.S. federal income tax liabilities could be lost if we were to experience more than a 50% change in ownership within the meaning of Section 382(g) of the Internal Revenue Code on or before December 31, 2013. If we were to lose the benefits of these loss carryforwards, our earnings and cash resources would be materially and adversely affected.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOU WILL NOT RECEIVE ANY PERIODIC INCOME FROM AN INVESTMENT IN OUR COMMON STOCK.

      We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business. In addition, applicable provisions of Delaware law may affect our ability to declare and pay dividends on our common stock and our preferred stock. Accordingly, you should not expect to receive any periodic income from owning our common stock. Any economic gain on your investment will be solely from an appreciation, if any, in the price of the stock.

SALES OF LARGE AMOUNTS OF COMMON STOCK MAY ADVERSELY AFFECT OUR MARKET PRICE.

      Sales of large amounts of common stock in the open market could cause the market price of our common stock to drop. Prior to this offering, we had 37,005,973 shares of common stock outstanding, of which approximately 34,605,973 shares are freely tradable. Approximately 2,400,000 shares of our common stock are restricted securities, but may be sold pursuant to Rule 144. We also have the following securities outstanding:

     o    Series B Convertible Preferred Stock

     o    Series C Convertible Preferred Stock

     o    a subordinated convertible note

     o    warrants and options

      If all of these securities are exercised or converted, an additional 8,720,614 shares of common stock will be outstanding, 9,270,614 of which have been registered under the Securities Act. When issued, these shares will be freely tradable. The exercise and conversion of these securities is likely to dilute the book value per share of our common stock. In addition, the existence of these securities may adversely affect the terms on which we can obtain additional equity financing.

ANTI-TAKEOVER PROVISIONS COULD IMPEDE OR DISCOURAGE A THIRD-PARTY ACQUISITION OF OUR COMPANY. THIS COULD PREVENT STOCKHOLDERS FROM RECEIVING A PREMIUM OVER MARKET PRICE FOR THEIR STOCK.

      Columbia Laboratories, Inc. is a Delaware corporation. Anti-takeover provisions of Delaware law impose various obstacles to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has adopted a Stockholder Rights Plan and has designated a series of preferred stock that could be used defensively if a takeover is threatened. Our incorporation under Delaware law and our Stockholder Rights Plan could impede a merger, takeover or other business combination involving our company or discourage a potential acquiror from making a tender offer for our common stock. This could reduce the market value of our common stock if investors view these factors as preventing stockholders from receiving a premium for their shares.

WE ARE EXPOSED TO MARKET RISK FROM FOREIGN CURRENCY EXCHANGE RATES.

      With two operating subsidiaries and third party manufacturers in Europe, economic and political developments in the European Union can have a significant impact on our business. Our Crinone(R), Prochieve(TM), Advantage-S(R), RepHresh(TM) and Striant(TM) products are manufactured in Europe. We are exposed to currency fluctuation related to manufacturing our products in Euros and other currencies and selling them in U.S. dollars and other currencies.

                           FORWARD-LOOKING INFORMATION

      The statements contained or incorporated by reference in this prospectus supplement that are not historical facts are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we, or our representatives, have made or may make forward-looking statements, orally or in writing. Furthermore, forward-looking statements may be included in our filings with the SEC as well as in press releases or oral presentations made by, or with the approval of, one of our authorized executive officers. Forward-looking statements include all statements about our future strategy and most other statements that are not historical in nature. Forward-looking statements are generally identified by words such as "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "anticipates," "attempt" and other similar expressions. Such statements include, without limitation, our expectations regarding:

     o    marketing and sales;

     o    earnings or other future financial performance and liquidity;

     o    product introductions;

     o    entry into new geographic regions; and

     o    general optimism about future operations or operating results.

      We caution you to bear in mind that forward-looking statements, by their very nature, involve assumptions and expectations and are subject to risks and uncertainties. Although we believe that the assumptions and expectations reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot assure you that those assumptions or expectations will ultimately be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus under the caption "Risk Factors," and include the following:

     o    the success of Crinone(R)/Prochieve(TM)in the marketplace;

     o    the successful launch of Striant(TM)into the marketplace;

     o our relationships with third parties who distribute and market our products;

     o increased competitive activity from companies in the pharmaceutical industry, some of which have greater resources;

     o social, political, regulatory and economic conditions (including changes in investment environments, changes in regulations affecting the pharmaceutical or healthcare industries, changes in trade policies and regulations, and changes in accounting standards) that affect, or will affect, us in the United States and abroad;

     o currency fluctuations affecting the relative prices at which we manufacture our products and at which we are able to sell our products in the various markets;

     o    possibility of product recalls;

     o    possibility of product liability or other claims or litigation;

     o failure to develop our products or delay in development of our products; and

     o timely completion of studies and approvals by the FDA and other regulatory agencies.

      Additional information on factors that may affect our business and financial results can be found in our filings with the SEC. All forward-looking statements should be considered in light of these risks and uncertainties. We assume no responsibility to update forward-looking statements made in this prospectus.



                                 USE OF PROCEEDS

      We anticipate our net proceeds from the sale of our common stock in this offering to be approximately $26,224,000 after deducting estimated offering expenses. We will apply the proceeds for general corporate purposes, which may include working capital, funding our operating losses, capital expenditures and operating expenses. Pending application for specific purposes, the net proceeds of any sale of the securities offered by this prospectus supplement may be invested in short-term investments and marketable securities.



                              PLAN OF DISTRIBUTION

      We are offering an aggregate of shares of our common stock directly to the Investors named below and each Investor has agreed to purchase from us the number of shares of common stock set forth opposite their names below:

                                                                     SHARES OF
                INVESTOR                                           COMMON STOCK
                --------                                         --------------
           Evergreen Omega Fund..................................       800,000
           Evergreen Variable Annuity Omega Fund.................        45,000
           Global Opportunities Fund.............................        64,000
           Plymouth County Retirement Fund.......................        21,000
           Equitable Omega Fund..................................        25,000
           Board of City Trust...................................        22,100
           Town of Stratford CT P.O.B............................         6,300
           Town of Stratford CT Pension..........................         3,600
           Clarington Global Opportunities Fund..................         7,400
           Clarington US Smaller Companies Fund..................         5,600
           Acqua Wellington North America Equity Fund, Ltd.....         200,000
           Vertical Ventures Investments, LLC....................        42,735
           Q Finance, Inc........................................        56,749
           Highway Partners, LP..................................        13,673
           Thruway Partners, LP..................................        46,611
           Expressway Partners, Ltd..............................        85,015
           Irvine Capital Partners, LP...........................        84,000
           Irvine Capital Partners III, LP.......................         3,000
           Irvine Capital International, LTD.....................        13,000
           Perry Partners, L.P...................................       132,500
           Perry Partners International, Inc.....................       367,500
           Telcordia Technologies................................         5,500
           PA School Employees Retirement System.................        26,500
           Commonwealth of PA - WCSF.............................         3,000
           PA Municipal Retirement System........................        10,200
           PA General Fund.......................................         1,200
           PA Motor Vehicle Fund.................................         1,100
           Port Authority of Allegheny County....................        28,000
           Commonwealth of PA - TOB..............................        24,500
           Pharmaceutical Medical Technology Fund, LP                    43,500
           Strategic Healthcare Investment Fund                           6,500
           Select Biotechnology Fund, LP                                 50,000

                Total ...........................................     2,244,783
                                                                 ===============

      The shares of common stock will be purchased under purchase agreements between Columbia and the Investors at a purchase price of $11.70 per share.

      Each Investor and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

     o    on the American Stock Exchange

     o    in the over-the-counter market; or

     o    in privately negotiated transactions

     o at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

           The transactions in the shares may be effected by one or more of the following methods:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus supplement, including resale to another broker or dealer;

     o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

     o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

      Each Investor may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended, in connection with its sale of the shares of our common stock purchased under the purchase agreements with us. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. During the time each Investor may be engaged in distributing shares covered by this prospectus supplement or any other prospectus supplement, such Investor is required to comply with the prospectus delivery and other requirements of the Securities Act of 1933 and with Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934.


                       WHERE YOU CAN FIND MORE INFORMATION

      Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the

SEC's public reference rooms, including those located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

      Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities that we are offering under this prospectus supplement. This prospectus supplement, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Columbia and the securities, you should consult the registration statement and its exhibits. Statements contained in this prospectus supplement concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

      The SEC allows us to "incorporate by reference" certain information we file with them in this prospectus. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus. The following documents filed by us with the SEC and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-10352) made prior to the termination of this offering are incorporated by reference:

     o the description of our common stock contained in our Registration Statement on Form 8-A on February 1, 1989;

     o our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 31, 2003;

     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003; and

     o    our Current Reports on Form 8-K filed with the SEC on May 12, 2003.

      Our website is http://www.columbialabs.com. Our website links to our filings available on the SEC website. We will also provide electronic or paper copies of our filings free of charge upon request. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at:

                     Columbia Laboratories, Inc.
                     354 Eisenhower Parkway
                     Livingston, New Jersey 07039
                     Attention:  David L. Weinberg, Chief Financial Officer
                     Telephone:  (973) 994-3999

================================================================================

                                   PROSPECTUS


                                   $75,000,000


                           COLUMBIA LABORATORIES, INC.

                                  COMMON STOCK


      We may offer shares of common stock from time to time at prices and on terms to be determined by market conditions at the time we make the offer. We will provide the specific terms of common stock in supplements to this prospectus. Before you invest in the common stock, you should carefully read this prospectus and the prospectus supplement related to the common stock offered.

         Our common stock trades on the American Stock Exchange under the symbol COB. On May 30, 2000, the last reported sale price of the common stock on the AMEX was $9.25 per share.

         THE SECURITIES WE MAY OFFER INVOLVE A HIGH DEGREE OR RISK. SEE "RISK FACTORS" ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      If we sell the common stock through agents or underwriters, we will include their names and the fees, commissions and discounts that they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.






                   The date of this prospectus is May 31, 2000

                            TABLE OF CONTENTS

                                                                    PAGE

ABOUT THIS PROSPECTUS.................................................1

PROSPECTUS SUMMARY....................................................1

RISK FACTORS..........................................................5

FORWARD-LOOKING INFORMATION..........................................11

WHERE YOU CAN FIND MORE INFORMATION..................................12

USE OF PROCEEDS......................................................13

DESCRIPTION OF CAPITAL STOCK.........................................14

PLAN OF DISTRIBUTION.................................................18

LEGAL MATTERS........................................................19

EXPERTS..............................................................19



NO DEALER, SALES PERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ABOUT THIS PROSPECTUS

           This prospectus forms part of a registration statement we filed with the SEC on May 31, 2000 using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of our common stock up to an aggregate amount of $75,000,000 of which this offering is part. In this prospectus, we provide you with a general description of the shares of our common stock which we will offer under this prospectus. Both this prospectus and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus and the accompanying prospectus as well as additional information described under the heading "Where You Can Find More Information" beginning on page 12 of this prospectus before investing in our common stock.



                               PROSPECTUS SUMMARY

                           COLUMBIA LABORATORIES, INC.

      Because this is a summary, it does not contain all the information about Columbia that may be important to you. To understand the specific terms of the securities, you should read this prospectus and the accompanying prospectus carefully. You should also carefully read the section entitled "Risk Factors" in this prospectus and the documents identified under the caption "Where You Can Find More Information."

      We are currently engaged in the development and sale of pharmaceutical products. Our objective is to develop unique pharmaceutical products that treat specific diseases and conditions including:

     o    infertility;

     o    testosterone deficiency;

     o    dysmenorrhea, painful uterine cramping associated with menses;

     o    endometriosis, the growth of endometrial tissue outside the uterus;
          and

     o    hormonal deficiencies.

      Our products primarily utilize our patented Bioadhesive Delivery System. The Bioadhesive Delivery System is based upon the principal of bioadhesion, a process by which the polymer, a large insoluble substance, adheres to skin and other body surfaces and to mucin, a naturally occurring secretion of the mucous membranes. The polymer remains attached to the surfaces or the mucin and is discharged upon normal cell turnover. Cell turnover is a normal process which, depending upon the area of the body, occurs every 12 to 72 hours. The extended period of attachment permits the Bioadhesive Delivery System to be utilized in products when extended duration of effectiveness is desirable or required.

      Our first prescription drug utilizing the Bioadhesive Delivery System, Crinone(R), is a sustained release, vaginally delivered, natural progesterone product. Progesterone is a hormone manufactured by a woman's ovary in the second half of the menstrual cycle. By delivering progesterone directly to the uterus, a process we call "First Uterine Pass Effect"(C), it maximizes the therapeutic benefit. It also avoids side effects seen with orally-delivered synthetic progesterone-like drugs. In May 1997, we received U.S. marketing approval for Crinone from the FDA for use as progesterone supplementation or replacement as part of a treatment program for infertile women. In July 1997, we received U.S. marketing approval for Crinone from the FDA for the treatment of secondary amenorrhea, which is the loss of the menstrual period. Outside the U.S., Crinone has been approved for marketing for one or more medical indications in a variety of European and Latin American countries.

      In May 1995, we entered into a worldwide, except for South Africa, license and supply agreement for Crinone with American Home Products Corporation. As part of the agreement, the Wyeth-Ayerst Laboratories division of AHP marketed Crinone. On July 2, 1999, AHP assigned the license and supply agreement to Ares-Serono, a Swiss pharmaceutical company. Serono paid $68 million to AHP for the rights to Crinone and assumed AHP's financial obligations to us. Under the terms of the license and supply agreement, we have earned $17 million in milestone payments as of December 31, 2000 and may receive additional milestone payments, if conditions are met.

      In addition, we have produced through contract manufacturers the following over-the-counter products for sales by us or our licensees:

     o    Advantage-S(R), our female contraceptive gel;

     o Replens(R), which replenishes vaginal moisture on a sustained basis and relieves the discomfort associated with vaginal dryness; and

     o MipHil(TM), which reduces vaginal pH for the elimination of symptoms of bacterial vaginosis.

      On May 5, 2000, we sold various tangible and intangible assets related to the U.S. rights for Replens to Lil' Drug Store Products, Inc. for a total of $4.5 million cash. Additionally, Lil' Drug Store agreed to buy up to $500,000 of Replens inventory from us and to pay us future royalties of up to $2 million equal to 10% of future U.S. sales of Replens.

      Additionally, on May 5, 2000, we licensed our Legatrin PM, Legatrin GCM, Vaporizer in a Bottle and Diasorb brands to Lil' Drug Store. Under the terms of these agreements, we will receive license fees equal to 20% of the licensee's net sales of these brands. These agreements each have five-year terms with provisions for renewal and contain options that allow the licensee to acquire the brands from us. On December 29, 2000, Lil' Drug Store purchased Vaporizer in a Bottle for $201,800.

      We intend to concentrate on developing our prescription products, including Chronodyne(R), a product intended to relax the uterus and prevent abnormal contractions. This product may be useful in the treatment of disorders such as dysmenorrhea and endometriosis.

      Our research in endocrinology has also led to the development of a physiologic testosterone bioadhesive buccal tablet, a product to treat "andropause" in men. Like the failure of the ovaries in menopausal women to produce estrogen, andropause occurs upon the failure of the testes to produce sufficient testosterone in men. This, in turn, results in increasing levels of Follicle Stimulating Hormone, a natural hormone in the male pituitary gland which stimulates the testicles to produce testosterone. This may have the same impact as menopause in women, including:

     o    increased risk of cardiovascular disease;

     o    Alzheimer's disease; and

     o    osteoporosis.

      Our physiologic testosterone bioadhesive buccal tablet may play an important role in the treatment of angina, the pain associated with the clogging of the coronary arteries, and in the secondary prevention of a heart attack. We recently entered into Phase III clinical trials for our physiologic testosterone buccal tablet and expect to complete Phase III trials and file regulatory submission in the United States and Europe by year-end.

      We have focused on women's health care because of the significant number of women's health and hygiene needs which have not been met by available products and because we have found vaginal delivery of pharmaceutical products to be particularly effective. We intend to continue to develop products that improve the delivery of previously approved drugs.

      Our principal executive offices are located at:

                     100 North Village Avenue, Suite 32
                     Rockville Centre, New York 11570
                     Tel: (516) 766-2847

      Our subsidiaries, all of which are wholly-owned, are Columbia Laboratories (Bermuda) Ltd., Columbia Laboratories (France) SA, Columbia Laboratories (UK) Limited and Columbia Research Laboratories, Inc.

                          THE COMMON STOCK WE MAY OFFER

      We may offer shares of our common stock from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the common stock we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

     o    aggregate offering price;

     o    rates and times of payment of dividends, if any

     o    voting or other rights, if any; and

     o    important federal income tax considerations.

      The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. THIS PROSPECTUS MAY NOT BE USED TO COMPLETE ANY SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

      We may sell the common stock directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of common stock. If we do offer common stock through agents or underwriters, we will include in the applicable prospectus supplement:

     o    the names of those agents or underwriters;

     o    applicable fees, discounts and commissions, to be paid to them; and

     o    the net proceeds to us.

      We may also deliver this prospectus in connection with the sale of any shares of common stock issued upon the exercise of any warrants to purchase common stock we may issue or sell.

      Common Stock. We may offer our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except those matters that are submitted solely to a vote of the holders of preferred stock. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by the board of directors.

                                  RISK FACTORS

           You should carefully consider the following risk factors as well as the other information contained and incorporated by reference in this prospectus and the accompanying prospectus before making an investment in the common stock. Any one or a combination of these risk factors may have a material adverse effect on Columbia.

OUR HISTORY OF LOSSES MAY RESULT IN A SHORTAGE OF WORKING CAPITAL FOR OUR OPERATIONS.

      We cannot assure you that funds generated from operations will be sufficient to achieve our research and development plans. For the fiscal year ended December 31, 2000, we had a net loss of $2.6 million, which was primarily the result of a lack of sales and costly research and development activities. If we are unable to increase sales of our current products, we expect to need additional funds to continue our research and development, conduct pre-clinical trials and apply for regulatory approval, if necessary. If we are unable to obtain additional funds, we may be unable to continue operations.

WE FACE SIGNIFICANT COMPETITION FROM PHARMACEUTICAL AND CONSUMER PRODUCT COMPANIES, WHICH MAY ADVERSELY IMPACT OUR MARKET SHARE.

      We, and our partners, operate in or intend to enter intensely competitive markets. We compete against established pharmaceutical and consumer product companies that market products addressing similar needs. In addition, numerous companies are developing, or in the future may develop, enhanced delivery systems and products that compete with our present and proposed products. Some competitors have greater financial, research and technical resources. These competitors may also have greater marketing capabilities, including the resources to implement extensive advertising campaigns. It is possible that we may not have the resources to withstand these and other competitive forces. As a result, we may lose market share.

      Crinone, although a natural progesterone product, competes in markets with other progestins, both synthetic and natural, which may be delivered orally, by injections or by suppositories. Some of the more successful orally dosed products include Provera(R) marketed by the Upjohn Company and Prempro(R) and Premphase(R) marketed by American Home Products. We also believe that Advantage-S, Legatrin PM, Legatrin GCM Formula and Diasorb compete against numerous products in their respective categories.

STEPS TAKEN BY US TO PROTECT OUR PROPRIETARY RIGHTS MIGHT NOT BE ADEQUATE, IN WHICH CASE COMPETITORS MAY INFRINGE ON OUR RIGHTS OR DEVELOP SIMILAR PRODUCTS.

      Our success and ability to compete is partially dependent on our proprietary technology. We rely primarily on a combination of U.S. patents, trademarks, copyrights, trade secret laws, third-party confidentiality and nondisclosure agreements and other methods to protect our proprietary rights. The steps we take to protect our proprietary rights, however, may not be adequate. Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. Moreover, we may not be able or willing, for financial, legal or other reasons, to enforce our rights. To this date, we have never been a party to a proprietary rights action.

      Even though we have patents covering our Bioadhesive Delivery System, other companies may independently develop or obtain patent or similar rights to equivalent or superior technologies or processes. Additionally, although we believe that our patented technology has been independently developed and does not infringe on the patents of others, we cannot assure you that our technology does not and will not infringe on the patents of others. In the event of infringement, we may be required to modify our technology or products, obtain licenses or pay license fees. We may not be able to do so in a timely manner or upon acceptable terms and conditions. This may have a material adverse effect on our operations.

      We have filed the following as trademarks in countries throughout the world:

     o    "Advantage-S"

     o    "Advantage-24"

     o    "Advantage-LA"

     o    "Replens"

     o    "Crinone"

     o    "Chronodyne"

      These trademarks, however, may not afford us adequate protection or we may not have the financial resources to enforce our rights under these trademarks.

THE FAILURE OF OTHER COMPANIES TO SUCCESSFULLY PROMOTE OUR PRODUCTS COULD ADVERSELY EFFECT OUR CASH FLOW.

      We have entered into agreements with other companies for the distribution and marketing of our Bioadhesive Delivery System and over-the-counter products in the U.S. and several foreign countries. Our success is dependent to a great extent on the marketing efforts of our distribution and marketing partners, over which we have limited ability to influence. The failure of these companies to aggressively or successfully market our products could have a material adverse effect on our cash flow.

      We may not be able to satisfy all of our obligations under these agreements. Our obligations include developing the products to be sold and obtaining regulatory approvals allowing for their sale. The failure to satisfy our obligations under any of these agreements may result in modification or termination of the relevant agreement. This could have a material adverse effect on our business and financial condition.

      As part of these agreements, several of our partners have the right of first option or right of first refusal to license gynecological products that we develop in the future. We are currently in discussions with these partners and other companies regarding the potential licensing of other products. We cannot assure you that we will be able to enter into any of these agreements or that we will receive any up-front payments or ongoing royalties. We also cannot assure you that our partners will aggressively or successfully market these products.

OUR DEPENDENCE ON A PRINCIPAL SUPPLIER MAY LIMIT OUR ABILITY TO SECURE NECESSARY MATERIALS.

      Medical grade, cross-linked polycarbophil, the polymer used in our products using our Bioadhesive Delivery System, is currently available from only one supplier, B.F. Goodrich Company. We believe that Goodrich will supply as much of the material as we require because our products rank among the highest value-added uses of the polymer. In the event that Goodrich cannot or will not supply enough of the product to satisfy our needs, we will be required to seek alternative sources of polycarbophil. We cannot assure you that an alternative source of polycarbophil can be obtained or that it can be obtained on satisfactory terms.

WE DEPEND UPON THIRD PARTY MANUFACTURERS WHO MAY NOT BE ABLE TO MEET OUR FUTURE NEEDS.

      We rely on third parties to manufacture our products. These manufacturers may not be able to satisfy our needs in the future. This could have an adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis.

OUR FAILURE TO DEVELOP OUR PRODUCTS OR DELAY IN DEVELOPMENT OF OUR PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      The development of new pharmaceutical products is uncertain and subject to a number of significant risks. Some of our pharmaceutical products are in various stages of development and will require significant research and development efforts before we can sell them. These efforts include extensive preclinical and clinical testing, during which the products may be found to be ineffective.

DELAYS OR FAILURE IN OBTAINING REGULATORY APPROVALS MAY DELAY OR PREVENT MARKETING OF THE PRODUCTS THAT WE ARE DEVELOPING. DELAYS IN THE MARKETING OR FAILURE TO MARKET OUR PRODUCTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      Nearly every aspect of the development, manufacture and commercialization of our pharmaceutical products is subject to time consuming and costly regulation by various governmental entities, including:

     o    the Food and Drug Administration;

     o    the Federal Trade Commission;

     o    applicable state agencies; and

     o applicable regulatory agencies in those foreign countries where our products are manufactured or distributed.

Delays or failure in obtaining approvals from the regulatory agencies can have material adverse effects on our business and prospects.

      As in the United States, almost all foreign countries require pre-marketing approval by health regulatory authorities. Requirements for approval differ from country to country and involve different types of testing. There can be substantial delays in obtaining, or failures to obtain, required approvals from regulatory authorities. Even after approvals are obtained, there can be further delays encountered before the products become commercially available. These failures or delays can have material adverse effects on our business and prospects.

OUR CURRENT INSURANCE COVERAGE COULD BE INSUFFICIENT. PRODUCT LIABILITY CLAIM AWARDS IN EXCESS OF OUR INSURANCE COVERAGE COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      Due to the nature of our business, we may be exposed to product liability claims by consumers. Although we presently maintain product liability insurance coverage in the amount of $15 million, this may not be sufficient to cover all possible liabilities. An award against us in an amount greater than our insurance coverage could have a material adverse effect on our operations.

      Some food and drug retailers require us to have a minimum level of product liability insurance coverage before they will purchase or accept our products for retail distribution. Our failure to satisfy insurance requirements could limit our ability to achieve broad retail distribution of our products. This could have a material adverse effect upon our business and financial condition.

UNDETECTED PROBLEMS WITH OUR PRODUCTS COULD HARM OUR BUSINESS.

      We employ various quality control measures in our efforts to ensure that our products conform to their intended specifications and standards proscribed by applicable governmental regulations. However, notwithstanding our efforts, our products, or ingredients we purchase from our suppliers for inclusion in our products, may contain undetected defects or non-conformities with specifications. Such defects or non-conformities could compel us to recall the affected product, make changes to or restrict distribution of the product, or take other remedial actions. The occurrence of such events may harm our relations with, or result in the loss of, customers, injure our reputation, impair market acceptance of our products, harm our financial results and, in certain circumstances, expose us to product liability or other claims.

        In April, 2001, we announced that we plan to establish a reserve in the first half of 2001 of approximately $1.5 million to cover estimated costs related to a voluntary recall of a number of batches of Crinone(R) gel which were affected by a drug application problem that could cause the consistency of the gel to change over time. Investigations to date confirm that the problem with the affected batches poses no safety risk to patients and that the active ingredient of the product is still effective. We cannot assure you, however, that the actual costs and losses related to the recall will not exceed the amount of the reserve.

THE LOSS OF OUR KEY EXECUTIVES COULD HAVE A SIGNIFICANT IMPACT ON OUR COMPANY.

      Our success depends in large part upon the abilities and continued service of our executive officers and other key employees, particularly William J. Bologna, Chairman of the Board of Directors and G. Frederick Wilkinson, our President and Chief Executive Officer. We have entered into an employment agreement with Mr. Wilkinson, which expires in April, 2004. The loss of services of these persons could have a material adverse effect on our business and prospects.

OUR ABILITY TO USE NET OPERATING LOSS CARRYFORWARDS COULD BE REDUCED OR LOST. THIS COULD ADVERSELY AFFECT OUR NET INCOME AND CASH FLOW.

      As of December 31, 2000, we had net operating loss carryforwards of approximately $49 million that can be used to reduce our future U.S. federal income tax liabilities. Our ability to use these loss carryforwards to reduce our future U.S. federal income tax liabilities could be lost if we were to experience more than a 50% change in ownership within the meaning of Section 382(g) of the Internal Revenue Code on or before December 31, 2013. If we were to lose the benefits of these loss carryforwards, our earnings and cash resources would be materially and adversely affected.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOU WILL NOT RECEIVE ANY PERIODIC INCOME FROM AN INVESTMENT IN OUR COMMON STOCK.

      We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business. In addition, applicable provisions of Delaware law may affect our ability to declare and pay dividends on our common stock and our preferred stock. Accordingly, you should not expect to receive any periodic income from owning our common stock. Any economic gain on your investment will be solely from an appreciation, if any, in the price of the stock.

SALES OF LARGE AMOUNTS OF COMMON STOCK MAY ADVERSELY AFFECT OUR MARKET PRICE.

      Sales of large amounts of common stock in the open market could cause the market price of our common stock to drop. We currently have 30,788,851 shares of common stock outstanding, of which approximately 28,288,851 shares are freely tradable. Approximately 2,500,000 shares of our common stock are restricted securities, but may be sold pursuant to Rule 144. We also have the following securities outstanding:

     o    Series B Convertible Preferred Stock

     o    Series C Convertible Preferred Stock

     o    a subordinated convertible note

     o    warrants and options

If all of these securities are exercised or converted, an additional 8,822,822 shares of common stock will be outstanding, all of which have been registered under the Securities Act. When issued, these shares will be freely tradable. The exercise and conversion of these securities is likely to dilute the book value per share of our common stock. In addition, the existence of these securities may adversely affect the terms on which we can obtain additional equity financing.

ANTI-TAKEOVER PROVISIONS COULD IMPEDE OR DISCOURAGE A THIRD-PARTY ACQUISITION OF OUR COMPANY. THIS COULD PREVENT STOCKHOLDERS FROM RECEIVING A PREMIUM OVER MARKET PRICE FOR THEIR STOCK.

      Columbia is a Delaware corporation. Anti-takeover provisions of Delaware law impose various obstacles to the ability of a third party to acquire control of our company, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law and our board's ability to create and issue a new series of preferred stock could impede a merger, takeover or other business combination involving our company or discourage a potential acquiror from making a tender offer for our common stock. This could reduce the market value of our common stock if investors view these factors as preventing stockholders from receiving a premium for their shares.

THE EURO CONVERSION MAY NEGATIVELY IMPACT OUR EUROPEAN OPERATIONS.

      With two operating subsidiaries in Europe, economic and political developments in the European Union can have a significant impact on our business. For fiscal year 2000, 21.5% of our revenues were attributable to sales of our products in Europe. On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing currencies and one common currency, the Euro. The Euro trades on currency exchanges and may be used in business transactions. Under the regulations governing the transition to the Euro, there is a "no compulsion, no prohibition" rule which states that no one is obligated to use the Euro until notes and coinage have been introduced on January 1, 2002. Beginning in January 2002, new Euro-denominated bills and coins will be issued and existing currencies will be withdrawn from circulation.

      Our operating subsidiaries affected by the Euro currency conversion have established plans to address the systems and business issues raised by the Euro currency conversion. These issues include:

     o the need to adapt computer and other business systems and equipment to accommodate Euro-denominated transactions; and

     o the competitive impact of cross-border price transparency which may make it more difficult for businesses to charge different prices for the same products on a country-by-country basis, particularly once the Euro currency is issued in 2002.

Based on current plans and assumptions, we do not expect that the Euro conversion will have a material adverse impact on our financial condition or results of operations. Uncertainties, however, exist as to the effects the Euro currency may have on our European clients, as well as the impact of the Euro conversion on the economies of the participating countries. In addition, the increased price transparency that will be caused by the introduction of the Euro may negatively impact the pricing of our products in different participating countries. We will continue to evaluate the impact of the introduction of the Euro in the European locations in which we operate as we continue to expand our services.

      WE ARE SUBJECT TO LITIGATION.

      In June and July 2000, six class action lawsuits were filed in the United States District Court for the Southern District of Florida purportedly on behalf of purchasers of our common stock during the period from November 8, 1999 to June 9, 2000. These lawsuits were later combined into one. The complaints allege, among other things, that we and William Bologna, David Weinberg and Norman Meier made materially misleading statements and omissions about the likely prospects for two of our products in violation of the federal securities laws. We and the individual defendants have filed a motion to dismiss the complaint. We intend to defend the lawsuits vigorously. There can be no assurance that we will prevail or that we will not incur significant costs in defending these lawsuits.

                           FORWARD-LOOKING INFORMATION

      The statements contained or incorporated by reference in this prospectus that are not historical facts are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, from time to time, we, or our representatives, have made or may make forward-looking statements, orally or in writing. Furthermore, forward-looking statements may be included in our filings with the SEC as well as in press releases or oral presentations made by or with the approval of one of our authorized executive officers. Forward-looking statements include all statements about our future strategy and most other statements that are not historical in nature. Forward-looking statements are generally identified by words such as "believes," "estimates," "expects," "intends," "plans", "may," "will," "should," "anticipates" and other similar expressions. Such statements include, without limitation, our expectations regarding:

     o    sales;

     o    earnings or other future financial performance and liquidity;

     o    product introductions;

     o    entry into new geographic regions; and

     o    general optimism about future operations or operating results.

      We caution you to bear in mind that forward-looking statements, by their very nature, involve assumptions and expectations and are subject to risks and uncertainties. Although we believe that the assumptions and expectations reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot assure you that those assumptions or expectations will ultimately be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus under the caption "Risk Factors." These factors include the following:

     o increased competitive activity from companies in the pharmaceutical industry, some of which have greater resources;

     o social, political and economic risks to our foreign operations, including changes in foreign investment and trade policies and regulations, including changes in accounting standards, that affect, or will affect, Columbia in the United States and abroad;

     o foreign currency fluctuations affecting the relative prices at which we and foreign competitors sell our products in the same market;

     o    possibility of product liability litigation;

     o failure to develop our products or delay in development of our products; and

     o timely completion of studies and approvals by the FDA and other regulatory agencies.

      Additional information on factors that may affect the business and financial results can be found in our filings with the SEC. All forward-looking statements should be considered in light of these risks and uncertainties. We assume no responsibility to update forward-looking statements made in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

      Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at

     o    450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549

     o    Seven World Trade Center, 13th Floor, New York, New York 10048

     o Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Copies of these reports, proxy statements and other information also can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities that we are offering under this prospectus. This prospectus, which is a part of that registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to Columbia and the securities, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

      The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus and the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and the accompanying prospectus.

      The following documents filed by Columbia with the SEC and any future filings under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-10352 ) made prior to the termination of this offering are incorporated by reference:

     o our Annual Report on Form 10-K for the year ended December 31, 2000 (as amended by Form 10-K/A filed with the SEC on April 12, 2001); and

     o our Current Reports on Form 8-K filed with the SEC on February 7, 2001, March 26, 2001 and April 6, 2001.

      You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus and the accompanying prospectus by writing or calling us at:

                   Columbia Laboratories, Inc.
                   100 North Village Avenue, Suite 32
                   Rockville Centre, New York 11570
                   Attention:  David L. Weinberg, Chief Financial Officer
                   Telephone:  (516) 766-2847

                                 USE OF PROCEEDS

        Unless otherwise described in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and the related prospectus supplements for our general corporate purposes, which may include working capital, funding our operating losses, capital expenditures and operating expenses. Unless otherwise described in a prospectus supplement, pending application for specific purposes, the net proceeds of any sale of the securities offered by this prospectus and the related prospectus supplements may be invested in short-term investments and marketable securities.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      We are authorized to issue 100,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $.01 per share, of which 151,000 shares have been designated Series A Preferred Stock, 150,000 shares have been designated Series B Preferred Stock and 6,600 shares have been designated Series C Preferred Stock. As of April 6, 2001, there were no shares of Series A Preferred Stock outstanding. As of April 6, 2001, there were 30,788,851 shares of common stock, 1,630 shares of Series B Preferred Stock and 4,050 shares of Series C Preferred Stock outstanding, and there were 400, 2 and 14 holders of record of common stock, Series B and Series C Preferred Stock, respectively. We have been informed that there are approximately 9,500 beneficial owners of our common stock.

      We are currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for three years following the date that the stockholder became an interested stockholder. An interested stockholder is a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors.

      The following summaries of certain provisions of our common stock and preferred stock do not purport to be complete and are subject to, and are qualified in their entirety by, the provisions of our restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference into the registration statement of which this prospectus is a part.

COMMON STOCK

      With the exception of certain circumstances, holders of the Series B Preferred Stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Series C Preferred Stock has no voting rights. The holders of common stock are entitled to one vote for each share of such stock held of record by them and may not accumulate votes. This means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so; and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to prior rights of preferred stockholders, and in the event of liquidation, dissolution or winding up of the company, to share ratably in all assets remaining after payment of liabilities and after payment of any preferential amounts to which holders of preferred stock are entitled. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.

      DIVIDENDS

      We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for use in the development and expansion of our business.

      FUTURE SALES OF COMMON STOCK

      Approximately 2,500,000 shares of common stock outstanding are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold only in compliance with that rule, pursuant to registration under the Securities Act or pursuant to an exemption from registration. Generally, under

Rule 144, each person holding restricted securities for a period of two years may, every three months after such two-year holding period, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the greater of one percent of the particular company's then outstanding common stock or the average weekly trading volume during the four weeks prior to the proposed sale. This limitation on the amount of shares which may be sold under the rule does not apply to restricted securities sold for the account of a person who is not and has not been an affiliate of Columbia during the three months prior to the proposed sale and who has beneficially owned the securities for at least three years. In addition, the shares of common stock underlying the shares of Series B and Series C Preferred Stock have been registered under the Securities Act and, accordingly, when issued, will not be restricted securities. Sales of substantial amounts of common stock in the public market under Rule 144, pursuant to registration statements, or otherwise, could adversely affect prevailing market prices of our common stock.

      TRANSFER AGENT

      The transfer agent and registrar for our common stock is First Union National Bank.

      WARRANTS

      The statements under this caption are summaries that do not purport to be complete. They are qualified by reference to the various warrant instruments, which have been filed with the SEC.

      As of April 6, 2001, we had warrants outstanding for the purchase of up to 924,975 shares of common stock at prices ranging from $3.50 to $8.35 per share. These warrants are exercisable through the year 2011. The exercise price of the warrants and the number of shares of common stock issuable upon the exercise of the warrants are subject to adjustment in certain circumstances. Warrants may be exercised at any time during their exercise periods by surrendering to Columbia the certificate evidencing those warrants, with the form to exercise all or a portion of those warrants duly filled in and signed, together with payment of the exercise price.

      PREFERRED STOCK

      The board of directors is authorized to issue shares of preferred stock and, subject to the limitations contained in the restated certificate of incorporation and any limitations prescribed by law, to establish and designate series and to fix the number of shares and the relative rights, conversion rights, voting rights, terms of redemption and liquidation preferences. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights. In addition, if the board of directors authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company and may adversely affect the rights of holders of common stock. Also, preferred stock could have preferences with respect to dividend and liquidation rights.

      We issued 150,000 shares of Series B Preferred Stock in connection with our private placement completed in August 1991 and 6,600 shares of Series C Preferred Stock in connection with our private placement completed in January 1999. The following description of the rights, preferences and privileges of the Series B and Series C Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the certificates of designation to our restated certificate of incorporation, which set forth the terms and provisions of the Series B and Series C Preferred Stock, copies of which have been previously filed with the SEC.

      DIVIDENDS

      We do not presently intend to declare dividends with respect to the Series B Preferred Stock. In the event the board of directors elects to declare any cash dividends on the common stock, the board must also declare a cash dividend on the Series B Preferred Stock in an amount equal to the common equivalent per share dividend declared on the common stock. Dividends will be cumulative from the payment date of any such declaration, whether or not there are funds legally available for the payment of those dividends. Accumulations of dividends on shares of Series B Preferred Stock will not bear interest.

      The Series C Preferred Stock pays cumulative dividends at a rate of 5% per annum payable quarterly. As of April 6, 2001, dividends of $3,329 have been earned but have not been declared. Upon conversion of any shares of Series C Preferred Stock, we are obligated to issue additional shares of common stock having a market value equal to accrued but unpaid dividends on the Series C Preferred Stock at the time of conversion. The issuance of any such shares of common stock is subject to applicable provisions of the Delaware General Corporation Law.

      CONVERSION RIGHTS

      Holders of Series B and Series C Preferred Stock are entitled to convert their shares of preferred stock into shares of common stock at any time. As of April 6, 2001, each share of Series B Preferred Stock is convertible into 20.57 shares of common stock and each share of Series C Preferred Stock is convertible into 285.71 shares of common stock.

      The conversion rates are subject to adjustment in certain circumstances. If we declare a dividend on our common stock payable in common stock or payable in securities convertible into common stock, or if we subdivide, combine, or reclassify our outstanding shares of common stock, then the conversion rates will be adjusted so that each holder of Series B and Series C Preferred Stock will be entitled to receive on conversion of his shares that number of shares of common stock he would have held after the dividend, subdivision, combination, or reclassification if he had converted his shares of Series B and Series C Preferred Stock immediately prior to the record date or effective date thereof, and, in the case of a dividend payable in securities convertible into common stock, after he had converted all those securities into common stock.

      The Series B Preferred Stock will be automatically converted into common stock upon the first to occur of the following events: (1) the completion of at least a $10 million public offering with an offering price of at least $10 per share or (2) the date on which the closing price of the common stock on a national exchange is at least $61.71 per share for a minimum of 20 consecutive trading days where the average daily volume during such period is at least 30,000 shares.

      REDEMPTION RIGHTS

      At any time, we have the right to redeem all or part of the shares of Series C Preferred Stock at a redemption price determined by several factors including the total number of shares of Series C Preferred Stock to be redeemed and the current market price of our common stock.

      We do not have the option to redeem shares of Series B Preferred Stock.

      VOTING RIGHTS

      Holders of Series B Preferred Stock are each entitled to one vote for each share of common stock into which the shares of Series B Preferred Stock are convertible. With the exception of certain circumstances, holders Series B Preferred Stock and common stock vote together as a single class on all matters upon which stockholders are entitled to vote. Holders of Series B Preferred Stock have the right, voting as a separate class, to approve the creation of any series of stock senior to the Series B Preferred Stock as to liquidation.

      Holders of Series C Preferred Stock have no voting power other than as required by the Delaware General Corporation Law.

      LIQUIDATION RIGHTS

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of Columbia, holders of Series B Preferred Stock will be entitled to receive out of the assets of Columbia available for distribution to its stockholders, before any distribution is made to holders of its common stock, liquidating distributions in an amount equal to $100 per share plus an amount in cash equal to all accrued but unpaid dividends. Holders of Series C Preferred Stock will be entitled to receive $1,000 per share plus an amount in cash equal to all accrued but unpaid dividends. After payment of the full amount of the liquidating distributions to the holders of the Series B and Series C Preferred Stock, holders of Columbia's common stock will be entitled to any further distribution of Columbia's assets. If the assets of Columbia are insufficient to pay the full amounts of the liquidating distributions on the Series B and Series C Preferred Stock, then all available assets of Columbia will be distributed ratably to the holders of the Series B and Series C Preferred Stock in proportion to the ratio of liquidation preferences.

                              PLAN OF DISTRIBUTION

      We may sell the common stock being offered by this prospectus directly or through agents, underwriters or dealers.

      Agents designated by us from time to time may solicit offers to purchase the common stock offered by this prospectus. Any agent involved in the offer or sale of those securities may be deemed to be an underwriter under the Securities Act and we will name that agent and describe any commissions payable by us to that agent in a prospectus supplement. Any agent appointed by us will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. We may be obligated under agreements with these agents to indemnify them against civil liabilities, including liabilities under the Securities Act. These agents may also engage in transactions with or perform services for us in the ordinary course of business.

      If we utilize any underwriters in any sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them, and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement. That prospectus supplement will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may be obligated under the underwriting agreements with these underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act. These underwriters may also engage in transactions with or perform services for us in the ordinary course of business.

      If we utilize a dealer in any sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may be obligated under agreements with these dealers to indemnify them against civil liabilities, including liabilities under the Securities Act. These dealers may also engage in transactions with or perform services for us in the ordinary course of business.

      If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery of those securities on a specified date in the future. These delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement, and we will set forth the commission payable for solicitation of these offers in the prospectus supplement.

                                  LEGAL MATTERS

      The validity of the shares of common stock to be offered hereunder will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements of Columbia as of December 31, 1998, December 31, 1999 and December 31, 2000, and for the years ended December 31, 1998, December 31, 1999 and December 31, 2000, and the related schedules included in Columbia's Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, December 31, 1999 and December 31, 2000 and incorporated by reference in the prospectus, accompanying prospectus and elsewhere in the Registration Statement and the Post-Effective Amendment, have been audited by Goldstein Golub Kessler LLP, independent public accountants. The reports of Goldstein Golub Kessler LLP on the consolidated financial statements and the related schedule are incorporated by reference in this document in reliance upon the authority of Goldstein Golub Kessler LLP as experts in giving these reports.

                                   $75,000,000


                           COLUMBIA LABORATORIES, INC.

                                  Common Stock








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                                   PROSPECTUS

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                                  May 31, 2000